Item 30. Exhibit (h) i. b1v

AMENDMENT NO. 5 TO SHAREHOLDER SERVICES AGREEMENT

THIS AMENDMENT NO. 5 TO SHAREHOLDER SERVICES AGREEMENT (the “Amendment”) is effective as of this 1st day of November, 2008, by and among MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY (“Mass Mutual”), C.M. LIFE INSURANCE COMPANY (“C.M. Life”), MML BAY STATE LIFE INSURANCE COMPANY (“MMLBay”) (Mass Mutual, C.M. Life and MMLBay are collectively referred to as the “Company”), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“ACIM”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (“ACIS”) (ACIM and ACIS are collectively referred to as “American Century”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company, ACIM and ACIS are parties to that certain Shareholder Services Agreement dated May 14, 1998, as amended May 1, 1999, September 1, 1999, January 1, 2000 and August 1, 2003 (the “Agreement”) in which the Company offers to the public certain group and individual variable annuity and variable life insurance contracts (the “Contracts”);

WHEREAS, the parties have agreed to revise the reimbursement terms as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Compensation and Expenses. Section 6 of the Agreement is hereby deleted in its entirety and is replaced with the following language:

“(a) Certain of the Funds have adopted distribution plans pursuant to which ACIS, on behalf of each such Fund, will pay a service fee to dealers in accordance with the provisions of such Funds’ distribution plans. The service fee is paid as additional consideration for all personal services, account maintenance services and/or Distribution Services provided by the broker/dealer of record to shareholders of the applicable Fund. The provisions and terms of these Funds’ distribution plans are described in their respective Prospectuses, and the Company hereby agrees that ACIS has made no representations with respect to the distribution plans of such Funds in addition to, or conflicting with, the description set forth in their respective Prospectuses. The fee for each class of Shares will be set by ACIS based on the relevant distribution plans. Any such fee shall be paid only to the broker/dealer of record pursuant to ACIS’s records, whether that broker is the Company or another entity. Only one broker may be designated as the broker/dealer of record on any account.

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“(b) The Company acknowledges that American Century shall not accept any Orders for any broker/dealer of record or other client that has not entered into an agreement with ACIS. American Century may, in its sole discretion, reject any and all applications reflecting a broker that does not have such an agreement with ACIS.

“(c) American Century acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per class per Fund for the Accounts rather than having each Contract owner as a shareholder. In consideration of performance of the Administrative Services by the Company, American Century will pay the Company a fee (the “Administrative Services Fee”), as set forth in the attached Exhibit D, per annum of the average aggregate amount invested by the Company and any of its affiliates in the series of mutual fund shares issued by the Issuer, as set forth on Exhibit B, and used by any line of business of the Company or its affiliates.”

“(d) For the purposes of computing the payments to the Company contemplated by this Section 6, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over any period shall be computed by totaling the Company’s aggregate investment (share net asset value multiplied by total number of Shares held by the Company) on each calendar day during the period and dividing by the total number of calendar days during such period. American Century will calculate the amount of the payments to be made pursuant to this Section 6 at the end of each calendar quarter and will make such payments to the Company within 30 days thereafter.

“(e) The check for such payments will be accompanied by a statement showing the calculation of the amounts being paid for the relevant period and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

MassMutual Life Insurance Company

1295 State Street

Springfield, MA 01111-0001

Attn: Gail Kupferschmid, MIP C105

RS Fund Operations, Mutual Fund Reporting

Or as otherwise directed by the Company

“(f) Other than those payments specifically set forth herein, no dealer concessions or other service or distribution fees shall be paid to the Company.”

3. Exhibit D. EXHIBIT D is hereby deleted in its entirety and is replaced by a new EXHIBIT D attached hereto.

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4. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:	/s/ Jo-Anne Rankin	By:	/s/ Otis H. Cowan
Name:	Jo-Anne Rankin	Name:	Otis H. Cowan
Title:	Vice President	Title:	Vice President

C.M. LIFE INSURANCE COMPANY		AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Jo-Anne Rankin	By:	/s/ Cindy A. Johnson
Name:	Jo-Anne Rankin	Name:	Cindy A. Johnson
Title:	Vice President	Title:	Vice President

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Jo-Anne Rankin
Name:	Jo-Anne Rankin
Title:	Vice President

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EXHIBIT D

APPLICABLE FEES

VP Class I Funds

ACIM shall not pay the Company a fee on any Funds with an expense ratio at or below [_____] basis points. ACIM shall pay the Company the following fees: [_____] basis points on any Funds with an expense ratio between [_____] basis points and [_____] basis points; [_____] basis points on any Funds with an expense ratio between [_____] basis points and [_____] basis points; and a fee in accordance with the schedule below on any Funds with an expense ratio greater than or equal to [_____] basis points.

Assets[1]	Fee
First $ [_____]	[_____] basis points
Assets over $ [_____]	[_____] basis points

VP Class II Funds

ACIM shall not pay the Company a fee on any Funds with an expense ratio at or below [_____] basis points. ACIM shall pay the Company the following fees: [_____] basis points on any Funds with an expense ratio between [_____] basis points and [_____] basis points; and a fee in accordance with the schedule below on any Funds with an expense ratio greater than or equal to [_____] basis points.

Assets[1]	Fee
First $ [_____]	[_____] basis points
Assets over $ [_____]	[_____] basis points

The expense ratio of each Fund is set forth in each Fund’s then-current prospectus.

[1]	The total asset level shall include only those Funds that meet the requirements for reimbursement in accordance with the schedule as set forth above. The total asset level shall be determined by aggregating the assets invested in the Funds by the Company with all assets invested in the American Century family of funds by the Company under the Shareholder Services Agreement dated May 14, 1998, as amended.